Exhibit 23.1

A	C	I	ARMANDO C. IBARRA Certified Public Accountants A Professional Corporation

Armando C. Ibarra, C.P.A.	Members of the California Society of Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD	Members of the American Institute of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board

February 10, 2006

To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the inclusion of our report dated October 10, 2005, on the audited financial statements of NatureWell, Incorporated, as of June 30, 2005 (restated February 10, 2006), in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Armando C. Ibarra ARMANDO C. IBARRA, CPA

371 "E" Street, Chula Vista, CA 91910
Tel:(619)422-1348	Fax: (619)422-1465